Exhibit 8.1

Significant Subsidiaries

The following table sets forth our significant subsidiaries as of the date of this annual report. Our subsidiary Embratel also owns a 35.3% interest in Net, a provider of cable television, local telephone services and broadband Internet access services in Brazil, which we account for under the equity method.

Name of Company	Jurisdiction of establishment	Percentage of ownership and voting interest	Description
Controladora de Servicios Telecomunicaciones, S.A. de C.V.	Mexico	100.0%	Intermediate holding company

Anuncios en Directorios, S.A. de C.V.	Mexico	100.0	Producer of yellow and white pages directories in Mexico

Sección Amarilla USA, LLC	Delaware	80.0	Producer of Spanish-language yellow pages directories in the United States

Embratel Participações S.A.	Brazil	98.0	Intermediate holding company of domestic and international long distance, local and data services providers in Brazil

Empresa Brasileira de Telecomunicações S.A. – EMBRATEL	Brazil	97.2(1)	Provider of domestic and international long distance, local and data services in Brazil

Star One S.A.	Brazil	77.8(1)	Provider of satellite services in Brazil

PrimeSys Soluções Empresariais S.A.	Brazil	97.2(1)	Provider of high level value-added services, such as net integration and outsourcing

Telmex do Brasil Ltda.	Brazil	98.0(1)	Provider of telecommunications services to corporate customers in Brazil

Metrored Holdings S.R.L.	Argentina	95.7	Intermediate holding company of providers of telecommunications services in Argentina

Telmex Argentina S.A.	Argentina	96.4	Provider of telecommunications services to corporate customers in Argentina

Ertach S.A.	Argentina	96.8	Provider of Internet access, and data and voice services in Argentina

Telmex Chile Holding, S.A.	Chile	100.0	Intermediate holding company in Chile

Telmex Corp. S.A.	Chile	99.7	Intermediate holding company whose subsidiaries provide long distance, Internet access and data network services in Chile

Telmex TV S.A.	Chile	100.0	Provider of satellite television and Internet access services in Chile

Telmex Colombia S.A.	Colombia	100.0	Provider of telecommunications services to corporate customers in Colombia

Superview Telecomunicaciones, S.A.	Colombia	99.6	Cable television provider in Colombia

Telmex Hogar, S.A.	Colombia	100.0	Provider of cable television and Internet services in Colombia

Network and Operation S.A.	Colombia	100.0	Provider of cable television and Internet services in Colombia

The Now Operation S.A.	Colombia	100.0	Editor of cable television programming magazine in Colombia

Name of Company	Jurisdiction of establishment	Percentage of ownership and voting interest	Description
Megacanales S.A.	Colombia	100.0	Producer of cable television content

Cablecaribe S.A.	Colombia	100.0	Provider of cable television and Internet services in Colombia

New Dinamic Company, S.A.	Colombia	100.0	Provider of cable television and Internet services in Colombia

Telmex Perú S.A.	Peru	100.0	Provider of telecommunications services to corporate customers in Peru

Ecuadortelecom, S.A.	Ecuador	100.0	Provider of telecommunications services in Ecuador

(1)	Indirect interest held through Embratel Participações S.A.

2